Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A (the "Registration Statement") of Fidelity Advisor Series VII: Fidelity Advisor Overseas Fund, of our report dated December 12, 1996 relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of Fidelity Advisor Overseas Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 19, 1997